Exhibit  99.1

FOR IMMEDIATE RELEASE

Contact:
Frank Constantinople – SVP, Investor Relations
Tel:  +1-203-504-1063
fconstantinople@aircastle.com

The IGB Group
Leon Berman
Tel: +1-212-477-8438
lberman@igbir.com

AIRCASTLE ANNOUNCES SALE OF COMMON SHARES TO MARUBENI CORPORATION

STAMFORD, CT. June 6, 2013 – Aircastle Limited (NYSE: AYR) (“Aircastle”) announced today that it has entered into a definitive agreement with Marubeni Corporation (“Marubeni”) providing for the issuance of approximately 15.25% of the Company’s common shares, after giving effect to the issuance, at a price of $17.00 per share, for gross proceeds of approximately $209 million.  The closing of the issuance is expected to occur during the second or third quarter of 2013, subject to customary closing conditions.

Ron Wainshal, CEO of Aircastle, commented, “We are delighted to welcome Marubeni, one of Japan’s leading trading companies, as a strategic, long-term oriented shareholder.  With this equity investment, Aircastle will be well positioned to take advantage of exciting growth opportunities and to leverage Marubeni’s global presence and network to expand into new markets, business opportunities and funding sources.”

In connection with the transaction, Aircastle and Marubeni also entered into a shareholder agreement that will become effective upon the completion of the issuance.  At such time, Marubeni will have the right to designate two directors for appointment to Aircastle’s board of directors.  The shareholder agreement also contains certain provisions relating to Marubeni’s and its affiliates’ ability to transfer and acquire Aircastle’s securities.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the common shares nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our proposed private placement of common shares and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA and Adjusted Net Income and the global aviation industry and aircraft leasing sector. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from Aircastle's expectations include, but are not limited to, capital markets disruption or volatility, which could adversely affect our continued ability to obtain additional capital to finance new investments or our working capital needs; government fiscal or tax policies; general economic and business conditions or other factors affecting demand for aircraft or aircraft values and lease rates; our continued ability to obtain favorable tax treatment in Bermuda, Ireland and other jurisdictions; our ability to pay dividends; high or volatile fuel prices, lack of access to capital, reduced load factors and/or reduced yields, operational disruptions caused by political unrest in North Africa, the Middle East or elsewhere, and other factors affecting the creditworthiness of our airline customers and their ability to continue to perform their obligations under our leases; termination payments on our interest rate hedges; and other risks detailed from time to time in Aircastle's filings with the Securities and Exchange Commission ("SEC"), including as previously disclosed in Aircastle's 2012 Annual Report on Form 10-K, and in our other filings with the SEC, press releases and other communications. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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About Aircastle Limited
Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of March 31, 2013, Aircastle’s aircraft portfolio consisted of 158 aircraft leased to 66 lessees located in 36 countries.  For more information on Aircastle, please visit www.aircastle.com.

About Marubeni
Marubeni is a leading Japanese trading company with more than 150 years history.  It is involved in the handling of products and provision of services in a broad range of sectors across the world, including transportation machinery.  The Company's activities also extend to power projects and infrastructure, plants and industrial machinery, finance, logistics and information industry, and real estate development and construction.  Additionally, Marubeni conducts business investment, development and management on a global level. For more information, please visit www.marubeni.com.